Exhibit 99.1        Press Release dated July 30, 2018

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2018 SECOND QUARTER FINANCIAL RESULTS

Pleasanton, CA – July 30, 2018 -

● 2018 second quarter net sales of $308.0 million increased 17.1% year–over–year
● 2018 second quarter earnings of $0.94 per diluted share increased 59.3% year-over-year
● Declared a $0.22 cash dividend

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the second quarter of 2018. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment). In the third quarter of 2017, the Company reclassified year to date expenses associated with a recent acquisition. As a result, the 2017 second quarter financial results presented below have been revised to reflect these changes with $1.3 million of costs being reclassified from research and development and engineering expense to general and administrative expense ($1.2 million) and selling expense ($0.1 million). The 2017 year-to-date (6-month) financial results presented below have been revised to reflect these changes with $2.6 million of costs being reclassified from research and development and engineering expense to general and administrative expense ($2.3 million) and selling expense ($0.3 million).

2018 Second Quarter Financial Highlights

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended June 30, 2018 with the quarter ended June 30, 2017.

•	Consolidated net sales of $308.0 million increased 17.1% from $263.0 million.

◦	North America net sales of $259.8 million increased 20.4% from $215.7 million, primarily due to increases in sales volume. Canada's net sales were positively affected by foreign currency translation.

◦
Europe net sales of $45.8 million increased 1.2% from $45.2 million, primarily due to approximately $2.7 million of positive foreign currency translations resulting from Europe currencies strengthening against the United States dollar, as well as increases in sales volume. Net sales were partly offset by reduced sales volume due to the late 2017 sale of Gbo Fastening Systems' Poland and Romania subsidiaries (acquired in January 2017), which contributed $4.3 million in net sales for the second quarter of 2017.

•	Consolidated gross profit of $141.5 million increased 14.5% from $123.5 million. Gross profit margin decreased to 45.9% from 47.0% mostly due to increased material costs.

◦	North America gross profit margin decreased to 47.6% from 49.4%.

◦	Europe gross profit margin increased to 38.2% from 37.2%.

•
Consolidated income from operations of $60.7 million increased 34.6% from $45.1 million. Income from operations for the second quarter of 2018 included severance expenses of $2.2 million recorded for the quarter and increased SAP related expenses of $1.1 million. Consolidated operating profit margin increased to 19.7% from 17.2%.

◦	North America income from operations of $58.5 million, which included severance costs of $0.7 million recorded in cost of sales, increased 39.2% from $42.0 million.

◦
Europe income from operations of $2.8 million, which included severance costs of $1.6 million recorded in general and administrative expense and increased SAP related costs of $0.5 million, decreased 31.2% from $4.1 million. Europe income from operations for the second quarter of 2018 was negatively impacted by the late 2017 sale of Gbo Fastening Systems' Poland and Romania subsidiaries (acquired in January 2017), which subsidiaries contributed $0.4 million in income from operations for the second quarter of 2017.

•
The Company's effective income tax rate decreased to 27.2% from 37.2%, primarily due to the U.S. Tax Cuts and Jobs Act of 2017, which reduced the United States statutory federal corporate tax rate from 35% to 21%.

•	Consolidated net income was $44.1 million, or $0.94 per diluted share of the Company's common stock, compared to net income of $28.2 million, or $0.59 per diluted share of the Company's common stock.

Year-to-Date (6-month) 2018 Financial Highlights

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the six months ended June 30, 2018 with the six months ended June 30, 2017.

•	Consolidated net sales of $552.8 million increased 14.5% from $482.9 million.

◦	North America net sales of $466.0 million increased 16.7% from $399.5 million, primarily due to increases in sales volume. Canada's net sales were positively affected by foreign currency translation.

◦
Europe net sales of $82.1 million increased 3.1% from $79.6 million, primarily due to approximately $7.1 million of positive foreign currency translations resulting from Europe currencies strengthening against the United States dollar. Net sales were partly offset by reduced sales volume due to the late 2017 sale of Gbo Fastening Systems' Poland and Romania subsidiaries (acquired in January 2017), which contributed $7.3 million in net sales for the six months ended June 30, 2017. In local currencies, Europe net sales increased primarily due to increased sales volumes and average net sales unit prices.

•	Consolidated gross profit of $250.0 million increased 11.8% from $223.7 million. Gross profit as a percentage of net sales decreased to 45.2% from 46.3%.

◦	North America gross profit as a percentage of net sales decreased to 47.3% from 48.9%.

◦	Europe gross profit as a percentage of net sales increased to 35.4% from 35.0%.

•
Consolidated income from operations of $93.5 million increased 38.0% from $67.8 million. Income from operations for the six months ended June 30, 2018 included a $1.0 million gain reported in 2018 due to the resolution of an eminent domain claim, severance costs of $2.3 million and increased SAP related expenses of $4.3 million. As a percentage of net sales, consolidated income from operations increased to 16.9% from 14.0%.

◦	North America income from operations of $94.5 million, including severance costs of $0.7 million, increased 37.3% from $68.8 million.

◦
Europe income from operations of $1.2 million, which included severance costs of $1.6 million recorded in general and administrative expense and increased SAP related costs of $1.2 million, decreased 48.0% from $2.3 million. Europe income from operations for the six months ended June 30, 2018 was negatively impacted by the late 2017 sale of Gbo Fastening Systems' Poland and Romania subsidiaries (acquired in January 2017), which subsidiaries contributed $0.6 million in income from operations for the six months ended June 30, 2017.

•
The Company's effective income tax rate decreased to 25.4% from 32.2%, primarily due to the U.S. Tax Cuts and Jobs Act of 2017, which reduced the United States statutory federal corporate tax rate from 35% to 21%. The effective income tax rate for the six months ended June 30, 2017 was also reduced by a nonrecurring gain on a bargain purchase related to the Gbo Fastening Systems acquisition, which was not taxable.

•
Consolidated net income was $69.5 million, or $1.48 per diluted share of the Company's common stock, compared to net income of $51.3 million, or $1.07 per diluted share of the Company's common stock. The $51.3 million consolidated net income for the six months ended June 30, 2017 included an $8.4 million nonrecurring gain on a bargain purchase of a business, which increased diluted earnings per share for the same period by $0.18.

•	Cash flow provided by operating activities increased approximately $47.6 million to $55.4 million from $7.7 million.

•
Cash flow used in investing activities decreased approximately $39.3 million to $17.0 million from $56.4 million. Capital expenditures were $19.0 million compared to $30.2 million. The Company did not make any asset acquisitions in the first six months of 2018 compared to $26.3 million of asset acquisitions, net of cash received, in the prior year period.

Management Commentary

“We had an excellent second quarter with our net sales up 17% year-over-year to $308.0 million,” commented Karen Colonias, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “Positive demand trends, supported by strong North American housing starts, resulted in high growth in sales volume throughout almost all areas of our company. We do not believe our growth in second quarter sales volume was a result of significant pre-buying activity in advance of the 11.5% average price increase for a majority of our U.S. wood connector products which became effective on July 1, 2018. So far in the third quarter, demand remains strong.”

Mrs. Colonias continued, “During the quarter, we continued to execute against our key operating initiatives, many of which stem from the 2020 Plan we unveiled three quarters ago to provide more clarity into our longer-term strategy and financial objectives. I am pleased to reiterate our 2020 financial targets as part of this plan today. In addition, we made important headway in the second quarter with our third-party consultants in regard to identifying improvements to our cost structure and working capital and these improvements are expected to be realized in the future. We also continued to concentrate on growing our market share and improving our technologies and systems to provide best-in-class service to our customers, an important part of our longstanding, trusted reputation, and what sets the Simpson Strong-Tie brand apart. We remain confident in our ability to execute based on current market conditions and believe our key objectives will provide additional runway to continue returning capital to shareholders.”

Corporate Developments

•	Effective July 1, 2018, the Company increased prices on a majority of its wood connector products sold in the United States by an average of 11.5% in an effort to offset rising raw materials costs.

•
On July 26, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.22 per share. The dividend will be payable on October 25, 2018 to the Company shareholders of record as of October 4, 2018.

•
During the first two quarters of 2018, the Company received and repurchased 627,271 shares of the Company's common stock, including 445,100 shares of its common stock repurchased in the open market at an average price of $57.15 per share, for a total of $25.4 million and 182,171 shares of its common stock received as the final delivery of a $50.0 million accelerated share repurchase program initiated in December 2017. As a result, as of June 30, 2018, approximately $126.1 million remained available for share repurchase through December 31, 2018 under the Company's previously announced $275.0 million share repurchase authorization.

Business Outlook

Subject to changing economic conditions, future events and circumstances:

•	The Company currently believes the market price for steel will continue to be volatile during the third quarter of 2018, due to uncertainty related to steel tariffs.

•	The Company estimates that its 2018 full-year gross profit margin will be between approximately 45% to 46%.

•
The Company estimates that its 2018 full-year effective tax rate will be between approximately 26% to 27%, including both federal and state income tax rates. The ultimate impact of the Tax Cuts and Jobs Act signed into law in 2017 and the Company's 2018 effective tax rate may differ materially from the Company’s estimates due to changes in the interpretations and assumptions made by the Company as well as additional regulatory guidance that may be issued and actions the Company may take as a result of the Tax Cuts and Jobs Act, such as cash repatriation to the United States, if any. The Company will continue to assess the expected impact of the new tax law and provide additional disclosures at appropriate times.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s second quarter 2018 financial results conference call on Monday, July 30, 2018, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through http://public.viavid.com/index.php?id=130399 or a link on the Company’s website at www.simpsonmfg.com/financials/events.html. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, August 13, 2018, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13681442. The webcast will remain posted on the Company’s website for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at www.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, based on numerous assumptions and subject to risks and uncertainties (some of which are beyond our control), such as statements regarding the achievement and the effects of the Company’s 2020 Plan and other operating initiatives (including the financial targets thereunder such as improvements to the Company's cost structure and working capital); the impact of the Company’s price increases and its efforts to offset rising material costs; the future demand for the Company’s products and services, the Company’s future market share, the Company’s technology and system improvements; the Company's 2018 full-year gross profit margin and effective tax rate; the Company's potential cash repatriation to the United States; as well as future steel prices. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions of the forward-looking statements the Company furnishes will not materialize or will vary significantly from actual results. Although the Company believes that these forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct, and our actual results might differ materially from results suggested by any forward-looking statement in this document. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) the impact, execution and effectiveness of the Company’s current strategic plan, the 2020 Plan (including the financial targets thereunder), and the Company’s efforts and costs to implement the plan, (ii) general business cycles and construction business conditions; (iii) customer acceptance of the Company's products; (iv) product liability claims, contractual liability, engineering and design liability and similar liabilities or claims, (v) relationships with key customers; (vi) materials and manufacturing costs; (vii) the financial condition of customers, competitors and suppliers; (viii) technological developments including software development; (ix) increased competition; (x) changes in industry practices or regulations; (xi) litigation risks and actions by activist shareholders, (xii) changes in capital and credit market conditions; (xiii) governmental and business conditions in countries where the Company's products are manufactured and sold; (xiv) changes in trade regulations; (xv) the effects of acquisition activities of the Company or the lack thereof; (xvi) changes in the Company's plans, strategies, objectives, assumptions, expectations or intentions; (xvii) natural disasters and other factors that are beyond the Company’s reasonable control; (xviii) changes in U.S. and international taxes, tariffs and duties including those imposed on the Company’s income, imports, exports and repatriation of funds; and (xix) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission including in the Company's most recent Annual Report on Form 10-K under the heading “Item 1A - Risk Factors.” Actual results might differ materially from results suggested by any forward-looking statements in this document. Except as required by law, the Company undertakes no obligation to publicly release any update or revision to these forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise. The information in this document speaks as of the date hereof and is subject to change. Any distribution of this document after the date hereof is not intended and should not be construed as updating or confirming such information. In light of the foregoing, investors are urged not to rely on our forward-looking statements in making an investment decision about our securities. The Company further does not accept any responsibility for any projections or reports published by analysts, investors or other third parties. The financial information set forth herein is presented on a preliminary unreviewed and unaudited basis; and the reviewed and unaudited data will be included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2018, when filed.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands, except per share data)	2018	2017	2018	2017
Net sales	$308,007	$263,002	$552,786	$482,869
Cost of sales	166,538	139,477	302,791	259,188
Gross profit	141,469	123,525	249,995	223,681
Research and development and engineering expense	11,249	11,967	22,398	23,785
Selling expense	29,201	28,646	56,774	58,283
General and administrative expense	40,400	37,725	78,592	73,846
Loss (gain) on disposal of assets	(125)	50	(1,309)	(1)
Income from operations	60,744	45,137	93,540	67,768
Income (loss) in equity method investment, before tax	2	(12)	(22)	(41)
Interest expense, net	(184)	(199)	(274)	(388)
Gain on bargain purchase of a business	—	—	—	8,388
Income before taxes	60,562	44,926	93,244	75,727
Provision for income taxes	16,476	16,712	23,729	24,392
Net income	$44,086	$28,214	$69,515	$51,335
Earnings per common share:
Basic	$0.95	$0.59	$1.50	$1.08
Diluted	$0.94	$0.59	$1.48	$1.07
Weighted average shares outstanding:
Basic	46,323	47,634	46,468	47,634
Diluted	46,677	47,920	46,842	47,922
Cash dividend declared per common share	$0.22	$0.21	$0.43	$0.39
Other data:
Depreciation and amortization	$9,945	$8,572	$19,633	$16,935
Pre-tax equity-based compensation expense	$2,904	$3,209	$6,020	$11,185

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	June 30,		December 31,
(Amounts in thousands)	2018	2017	2017
Cash and cash equivalents	$155,035	$140,950	$168,514
Trade accounts receivable, net	211,179	172,331	135,958
Inventories	258,180	265,293	252,996
Other current assets	15,772	17,765	26,473
Total current assets	640,166	596,339	583,941
Property, plant and equipment, net	269,127	261,362	273,020
Goodwill	136,398	137,160	137,140
Other noncurrent assets	40,196	46,616	43,422
Total assets	$1,085,887	$1,041,477	$1,037,523
Trade accounts payable	$47,985	$37,742	$31,536
Capital lease obligation - current portion	1,072	525	1,055
Other current liabilities	118,935	95,989	103,900
Total current liabilities	167,992	134,256	136,491
Capital lease obligations - net of current portion	2,154	1,477	2,607
Deferred income tax and other long-term liabilities	11,939	6,333	13,647
Stockholders' equity	903,802	899,411	884,778
Total liabilities and stockholders' equity	$1,085,887	$1,041,477	$1,037,523

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
(Amounts in thousands)	2018	2017	change*	2018	2017	change*
Net Sales by Reporting Segment
North America	$259,822	$215,739	20.4%	$466,034	$399,510	16.7%
Percentage of total net sales	84.4%	82.0%		84.3%	82.7%
Europe	45,784	45,234	1.2%	82,077	79,615	3.1%
Percentage of total net sales	14.9%	17.2%		14.8%	16.5%
Asia/Pacific	2,401	2,029	18.3%	4,675	3,744	24.9%
Total	$308,007	$263,002	17.1%	$552,786	$482,869	14.5%
Net Sales by Product Group**
Wood Construction	$260,103	$224,013	16.1%	$472,650	$414,890	13.9%
Percentage of total net sales	84.4%	85.2%		85.5%	85.9%
Concrete Construction	47,859	38,917	23.0%	80,015	67,734	18.1%
Percentage of total net sales	15.5%	14.8%		14.5%	14.0%
Other	45	72	N/M	121	245	N/M
Total	$308,007	$263,002	17.1%	$552,786	$482,869	14.5%
Gross Profit (Loss) by Reporting Segment
North America	$123,639	$106,484	16.1%	$220,377	$195,474	12.7%
North America gross profit margin	47.6%	49.4%		47.3%	48.9%
Europe	17,480	16,809	4.0%	29,048	27,865	4.2%
Europe gross profit margin	38.2%	37.2%		35.4%	35.0%
Asia/Pacific	343	326	5.2%	530	455	16.5%
Administrative and all other	7	(94)	N/M	40	(113)	N/M
Total	$141,469	$123,525	14.5%	$249,995	$223,681	11.8%
Income (Loss) from Operations
North America	$58,483	$42,011	39.2%	$94,450	$68,778	37.3%
North America operating profit margin	22.5%	19.5%		20.3%	17.2%
Europe	2,845	4,138	(31.2)%	1,198	2,304	(48.0)%
Europe operating profit margin	6.2%	9.1%		1.5%	2.9%
Asia/Pacific	541	71	662%	692	(124)	658%
Administrative and all other	(1,125)	(1,083)	N/M	(2,800)	(3,190)	N/M
Total	$60,744	$45,137	34.6%	$93,540	$67,768	38.0%

*	Unfavorable percentage changes are presented in parentheses, if any.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400